UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 10, 2014 (June 10, 2014)

ENDO INTERNATIONAL PLC

(Exact Name of Registrant as Specified in Its Charter)

Ireland	001-36326	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 Fitzwilliam Square, Dublin 2 Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 011-353-1-669-6634

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

(a)	On June 10, 2014, the Company held its Annual General Meeting of Shareholders in Dublin, Ireland.

(b)	Shareholders voted on the matters set forth below.

1.	The proposal to elect nine directors, representing all of the members of the Board of Directors of the Company, to serve until the next Annual General Meeting of Shareholders or until their successors are duly elected and qualified was approved based upon the following votes:

Nominee	Votes For Approval	Votes Against	Abstentions	Broker Non-Votes
Roger H. Kimmel	132,064,324	613,057	32,414	5,443,035
Rajiv De Silva	132,627,489	50,638	31,668	5,443,035
John J. Delucca	132,533,547	143,934	32,314	5,443,035
Arthur J. Higgins	132,632,646	44,268	32,881	5,443,035
Nancy J. Hutson, Ph.D.	132,630,674	47,807	31,314	5,443,035
Michael Hyatt	132,013,858	662,406	33,531	5,443,035
William P. Montague	132,526,067	151,314	32,414	5,443,035
Jill D. Smith	132,627,593	50,788	31,414	5,443,035
William F. Spengler	132,531,997	144,383	33,415	5,443,035

2.	The proposal to approve the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 and to authorize the Audit Committee of the Board of Directors to determine the Auditors’ remuneration was approved based upon the following votes:

Votes for approval	137,228,684
Votes against	854,371
Abstentions	69,775

3.	The proposal to approve, by advisory vote, named executive officer compensation was approved based upon the following votes:

Votes for approval	131,285,375
Votes against	1,275,803
Abstentions	148,617
Broker non-votes	5,443,035

4.	The proposal to approve the Amended and Restated Employee Stock Purchase Plan was approved based upon the following votes:

Votes for approval	131,645,368
Votes against	251,607
Abstentions	812,820
Broker non-votes	5,443,035

5.	Such other matters as may properly come before the Annual General Meeting of Shareholders or any adjournment or postponement thereof:

None.

(c)	Not applicable.

(d)	Not applicable.

Item 8.01.	Other Events.

On June 10, 2014, the Registrant prepared a slide presentation for its Annual General Meeting of Shareholders, a copy of which is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

This slide presentation includes financial measures that are not in conformity with accounting principles generally accepted in the United States. We refer to these as non-GAAP financial measures. Specifically, the release refers to statements of operations amounts, including adjusted diluted earnings per share, adjusted gross margin, adjusted operating expenses and adjusted effective tax rate.

We define adjusted diluted earnings per share (“EPS”) as diluted earnings per share, adjusted for certain upfront and milestone payments to partners; acquisition-related and integration items, net; cost reduction and integration-related initiatives; asset impairment charges; amortization of intangible assets related to marketed products and customer relationships; inventory step-up recorded as part of our acquisitions; non-cash interest expense; litigation-related and other contingent matters; certain other items that the we believe do not reflect our core operating performance; the cash tax savings resulting from our recent acquisitions; and the tax effect of the pre-tax adjustments above at applicable tax rates.

We define adjusted gross margin as total revenues, less cost of revenues, adjusted for amortization of intangible assets related to marketed products; certain upfront and milestone payments to partners; cost reduction and integration-related initiatives; inventory step-up recorded as part of our acquisitions; and certain other items that we believe do not reflect our core operating performance.

We define adjusted operating expense as operating expenses, adjusted for amortization of intangible assets related to marketed products and customer relationships; certain upfront and milestone payments to partners; acquisition-related and integration items, net; cost reduction and integration-related initiatives; asset impairment charges; inventory step-up recorded as part of our acquisitions; litigation-related and other contingent matters; and certain other items that we believe do not reflect our core operating performance.

We define adjusted effective tax rate as the effective tax rate, adjusted for certain upfront and milestone payments to partners; acquisition-related and integration items, net; cost reduction and integration-related initiatives; asset impairment charges; amortization of intangible assets related to marketed products and customer relationships; inventory step-up recorded as part of our acquisitions; non-cash interest expense; litigation-related and other contingent matters; certain other items that the we believe do not reflect our core operating performance; the cash tax savings resulting from our recent acquisitions; and the tax effect of the pre-tax adjustments above at applicable tax rates.

Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in the slide presentation to their most directly comparable GAAP financial measures as provided within this slide presentation.

However, with the exception of projected adjusted diluted earnings per share, we have not provided a quantitative reconciliation of projected non-GAAP measures including adjusted gross margin, adjusted operating expenses and adjusted effective tax rate. Not all of the information necessary for quantitative reconciliation is available to us at this time without unreasonable efforts. This is due primarily to variability and difficulty in making accurate detailed forecasts and projections. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Description
99.1	Slide Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO INTERNATIONAL PLC
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Company Secretary

Dated: June 10, 2014

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Slide Presentation